Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rare Element Resources Ltd. (the “Company”) of our report dated September 12, 2012 with respect to the consolidated balance sheet of the Company as of June 30, 2012, and the consolidated statements of operations and comprehensive loss and cash flows of the Company for the year ended June 30, 2012 and the cumulative period from June 3, 1999 (Inception) to June 30, 2012, which reports appear in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

/s/ Erhardt Keefe Steiner & Hottman PC

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Erhardt Keefe Steiner & Hottman PC

Denver, Colorado

November 15, 2012